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                                                                     EXHIBIT 1.2

                              REPAYMENT AGREEMENT

     AGREEMENT made as of the 23rd day of March, 1999, by and between Advanced Deposition Technologies, Inc., a Delaware corporation (ADTECH) and Alexander Boxall ("Boxall"), an individual residing in Madrid Spain.

     WHEREAS, ADTECH owes a certain amount of money to Pedro Nunez Barranco Guembe ("Guembe") under the terms of a certain promissory note; and

     WHEREAS, Boxall has agreed to guarantee the debt of ADTECH to Guembe, in exchange for the right to convert whatever amount Boxall pays to Guembe, into shares of the common stock, $.01 par value per share (the "Common Stock") of ADTECH.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Agreement Relating to Outstanding Debt to Guembe.
     ------------------------------------------------

     (a) ADTECH hereby agrees to use its best efforts, consistent with prudent cash management practices and ADTECH's plan for growth, to pay all amounts due and owing to Guembe under that certain promissory note, dated December 20, 1997 (the "Guembe Note"), issued by ADTECH to Guembe in the original principal amount of Nine Hundred Ninety Thousand Dollars ($990,000) on or before December 19, 1999 (the "Maturity Date").

     (b) If ADTECH determines that it will be unable to repay the total amount due under the Guembe Note on or prior to the Maturity Date, ADTECH shall give written notice of such determination to Boxall at least thirty (30) days prior to the Maturity Date and Boxall hereby agrees to pay to Guembe any remaining amount outstanding under the Guembe Note (together with any accumulated outstanding interest as provided in Section 1(c) below, the "Boxall Debt"), on behalf of ADTECH, on or before the Maturity Date.

     (c) If Boxall is required to make any payment to Guembe pursuant to Section 1(b), ADTECH hereby agrees to use its best efforts, consistent with prudent cash management practices and ADTECH's plan for growth, to repay the Boxall Debt on or before December 31, 2000. The Boxall Debt shall bear interest at the thirty day London Interbank Offered Rate, plus 2%, compounded monthly, based on such rate as of the last day of such month and shall be due and payable on March 1, 2001 ("Boxall Debt Maturity Date"). For purposes of this Section 1(c), interest on the Boxall Debt shall begin to accrue on the date on which Boxall makes a payment to Guembe pursuant to Section 1(b) and shall continue until the earlier of (x) the Conversion Date (as defined below), if Boxall elects to convert such Debt into shares of Common Stock, as
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provided in Section 1(d), (y) the Redemption Date (as defined below), if ADTECH elects to redeem all of the outstanding balance of the Boxall Debt or (z) the Boxall Debt Maturity Date.

     (d) If on January 1, 2001 (the "Conversion Date"), there exists any outstanding balance of the Boxall Debt, Boxall shall have the right at any time after the Conversion Date through March 1, 2001, to convert all or part of the outstanding balance of such Debt into shares of the Common Stock at a purchase price per share equal to the Fair Market Value of the Common Stock on the Conversion Date, but in no event less than Three Dollars and Fifty cents ($3.50) per share. For purposes of this Section 1(d), "Fair Market Value" shall mean a value equal to the average of the last reported sale price per share of the Common Stock on the NASDAQ electronic bulletin board (or other principal United States market on which the Common Stock is then trading) for the twenty (20) consecutive business days ending with the last business day prior to the Conversion Date. The certificate evidencing shares of Common Stock shall bear a legend substantially similar to that described below in Section 1(g).

     (e) If Boxall does not exercise his conversion right as set forth in
Section 1(d), ADTECH shall have the right at any time after January 31, 2001 through March 1, 2001, to redeem all of the outstanding balance of the Boxall Debt for shares of Common Stock based on a price per share equal to the Fair Market Value of the Common Stock. For purposes of this Section 1(e), "Redemption Date" shall mean the date when ADTECH redeems all of the outstanding balance of the Boxall Debt and "Fair Market Value" shall mean a value equal to the average of the last reported sale price per share of the Common Stock on the NASDAQ electronic bulletin board (or other principal United States market on which the Common Stock is then trading) for the twenty (20) consecutive business days ending with the last business day prior to the Redemption Date. The certificate evidencing shares of Common Stock shall bear a legend substantially similar to that described below in Section 1(g).

     (f) If ADTECH has not paid all amounts owing to Boxall pursuant to Section 1(c) on or prior to November 30, 2000, ADTECH and their respective affiliates (as defined in the Securities Act of 1933, as amended) agree that they will not buy, sell or in any way, directly or indirectly, trade shares of Common Stock at any time during the period from December 1, 2000 to and including March 1, 2001.

     (g) If ADTECH issues shares of Common Stock to Boxall pursuant to Section 1(d) or 1(e) above, Boxall understands that the certificate(s) or other instrument(s) representing such shares of Common Stock shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

                                     LEGEND

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, THE
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          SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED
          FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM. THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

2.  Representations and Warranties of ADTECH.
    ----------------------------------------

     As an inducement to Boxall to enter into this Agreement and to consummate the transactions contemplated hereby, ADTECH hereby represents and warrants to Boxall as follows:

     (a) ADTECH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its assets or properties requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not individually, or in the aggregate, have a material adverse effect on the business or operations of ADTECH.

     (b) All corporate action necessary for the execution, delivery and performance by ADTECH of this Agreement and the consummation by ADTECH of the transactions contemplated hereby has been duly taken. This Agreement constitutes the legal, valid and binding obligation of ADTECH enforceable against ADTECH in accordance with its terms.

     (c) Neither the execution and delivery of this Agreement by ADTECH nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or result in the breach or termination of, or constitute a default under ADTECH's organizational documents or the terms of any material agreement or instrument to which ADTECH is a party or by which ADTECH is bound or subject,
(ii) violate any judgment, order, injunction, decree or award against or binding upon ADTECH, or (iii) constitute a violation of any applicable law or regulation of any applicable jurisdiction.

     (d) The representations and warranties of ADTECH shall survive the Closing.

3.  Representations and Warranties of Boxall.
    -----------------------------------------

    (a) This Agreement constitutes the legal, valid and binding obligation of Boxall enforceable against Boxall in accordance with its terms.


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    (b) The representations and warranties of Boxall shall survive the Closing.

4.  Condition Precedent.
    --------------------

  The performance of the obligations undertaken by the parties herein are subject to the closing and consummation of the transactions set forth in that certain Exchange Agreement by and among ADTECH, Boxall and DNA Export S.A. dated as of the date hereof.

5.  Miscellaneous.
    -------------

     (a) Entire Agreement.  This Agreement constitutes the entire agreement of
         ----------------
the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.

     (b) Assignment.  This Agreement shall not be assigned by operation of law
         ----------
or otherwise without the prior written consent of the other parties hereto.
This Agreement shall be binding upon the heirs, legatees and devisees, executors, administrators and legal representatives of the parties, and upon the permitted assigns of the parties.

     (c) Amendment; Waiver.  This Agreement may not be amended or modified
         -----------------
except by an instrument in writing signed by the parties.

     (d) Governing Law.  This Agreement shall be governed by, and construed in
         -------------
accordance with, the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

     (e) Counterparts.  This Agreement may be executed in one or more
         ------------
counterparts, and by the parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) Notices.  All notices, consents, requests, instructions, approvals and
         --------
other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by recognized overnight courier delivery service (delivery charges prepaid), or by telecopier:

     (i)  if to Boxall, addressed to:

          Mr. Alexander Boxall
          Calle Atalanta 31
          Las Rozas
          28230 Madrid
          Spain
          Telephone: 011-3491-6644060
          Fax: 011-3491-6986293

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          with copies to:

          Gibson, Dunn & Crutcher, LLP
          200 Park Avenue
          New York, New York 10166-0193
          Attn: Ignacio Foncillas, Esq.
          Telephone: 212-351-3971
          Fax: 212-351-4035

    (ii)  if to ADTECH, addressed to:

          Advanced Deposition Technologies, Inc.
          Miles Standish Industrial Park
          Taunton, MA  02780
          Attn.: Mr. Glenn Walters
          Telephone: 508-823-0707
          Fax:  508-823-4434

          with copies to:
          Mintz, Levin, Cohn, Ferris, Glovsky and Pope, P.C.
          One Financial Center
          Boston, MA  02111
          Attn:  Doug Zingale, Esq.
          Telephone: 617-348-1763
          Fax:  617-542-2241

     or such other address as shall be furnished in writing by any party to the other. Any notice (i) sent by telecopier shall be deemed delivered when received as verified by electronic confirmation, (ii) sent by overnight courier shall be deemed delivered when received, (iii) sent by certified mail shall be deemed delivered on the tenth day after it is sent and (iv) given personally shall be deemed given when received; provided, however, that any notice received
                                     --------  -------
after 5:00 p.m. or on a day that it not a business day in the place of receipt shall be deemed delivered at the opening of business on the next business day in the place of receipt.

     (g) Arbitration.  Any claim, dispute disagreement or controversy that
         -----------
arises between the Parties that relates to the performance of either Party's duties under this Agreement for the breach of any of the terms or conditions set forth herein, that is not solved by amicable agreement shall be resolved exclusively by arbitration initiated in accordance with the procedures hereinafter set forth in this Section 5(g). All arbitrations pursuant to this
Section 5(g) shall be conducted in accordance with the rules then obtaining of the American Arbitration Association by a single arbitrator appointed by the Parties if they shall agree upon an arbitrator within thirty (30) days of the commencement of such arbitration or by the American Arbitration Association if


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they shall fail so to agree.  Unless otherwise agreed by the Parties within thirty (30) days of the initiation of such arbitration, all arbitration proceedings shall be held in English in the city of Boston, Massachusetts. Each Party agrees to comply with any award made or order issued in such proceeding that has become final and to the entry of a judgment in any jurisdiction upon any award rendered or order issued in such proceeding that has become final.
The decision of the arbitrator shall be tendered within forth-five (45) days of the final submission of the Parties in writing or in a hearing before the arbitrator. Each such arbitration award that has become final shall be conclusive and binding upon the Parties and shall not be appealable. Attorney's fees, costs and other out-of-pocket expenses may be awarded by the arbitrator in his discretion to the Party that prevails in any such arbitration, provided,
                                                                   --------
that if there is no prevailing Party, the arbitrator may award such fees, costs and expenses in any manner the arbitrator sees fit. Each Party shall pay its own expenses pending the awarding thereof to the Party that prevails in any such arbitration.

     (h) Severability.  In the event any provision, or portion thereof, of this
         ------------
Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect to the extent that the material purposes of this Agreement can still be implemented. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is necessary for it to be enforceable.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered under seal as of the date first written above.


                                         /s/ Alexander Boxall
                                         --------------------
                                         Alexander Boxall

                                         ADVANCED DEPOSITION
                                         TECHNOLOGIES, INC.


                                    By: /s/ Glenn J. Walters
                                        --------------------
                                        Glenn J. Walters, its Chief
                                        Executive Officer, President and
                                        Treasurer

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they shall fail so to agree.  Unless otherwise agreed by the Parties within thirty (30) days of the initiation of such arbitration, all arbitration proceedings shall be held in English in the city of Boston, Massachusetts. Each Party agrees to comply with any award made or order issued in such proceeding that has become final and to the entry of a judgment in any jurisdiction upon any award rendered or order issued in such proceeding that has become final.
The decision of the arbitrator shall be tendered within forth-five (45) days of the final submission of the Parties in writing or in a hearing before the arbitrator. Each such arbitration award that has become final shall be conclusive and binding upon the Parties and shall not be appealable. Attorney's fees, costs and other out-of-pocket expenses may be awarded by the arbitrator in his discretion to the Party that prevails in any such arbitration, provided, that if there is no prevailing Party, the arbitrator may award such fees, costs and expenses in any manner the arbitrator sees fit. Each Party shall pay its own expenses pending the awarding thereof to the Party that prevails in any such arbitration.

     (h) Severability. In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect to the extent that the material purposes of this Agreement can still be implemented. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is necessary for it to be enforceable.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered under seal as of the date first written above.


                                         /s/ Alexander Boxall
                                         --------------------
                                         Alexander Boxall

                                         ADVANCED DEPOSITION
                                         TECHNOLOGIES, INC.


                                    By: /s/ Glenn J. Walters
                                        --------------------
                                        Glenn J. Walters, its Chief
                                        Executive  Officer, President
                                        and Treasurer